SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549


                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  October 2, 1995



                             AEL INDUSTRIES, INC.
            (Exact name of registrant as specified in its charter)



Pennsylvania                       0-230                    23-1353403
(State of other jurisdiction       (Commission              (IRS Employer
   of incorporation)               File Number)             Identification
                                                            No.)


                     305 Richardson Road, Lansdale, PA              19446
                (Address of principal executive offices)          (Zip Code)



Registrant's telephone number, including area code:  (215) 822-2929



                                     N/A
       (Former name or former address, if changed since last report)

Item 5.  Other Events.

     On October 5, 1995, Registrant entered into an Agreement and Plan of Reorganization (the "Agreement") with Tracor, Inc. ("Tracor"), a Delaware corporation with executive offices at 6500 Tracor Lane, Austin, Texas 78725-2000, and Tracor AEL, Inc. ("Tracor Subsidiary"), a wholly owned subsidiary of Tracor. The Agreement provides for the merger (the "Merger") of Registrant with a subsidiary of Tracor Subsidiary pursuant to which Registrant will become a wholly owned subsidiary of Tracor and each holder of shares of Class A Common Stock and Class B Common Stock of Registrant will have the right to receive a cash payment equal to $28 per share (the "Merger Price") upon consummation of the Merger, and each holder of options to purchase Registrant's common stock will have the right to receive an amount equal to the excess of the Merger Price over the respective exercise price per share of such options.

     The transaction is subject to customary terms and conditions, including the completion of financing arrangements by Tracor under a commitment issued by Tracor's bank and any reviews and approvals of the transaction by governmental regulatory agencies and departments. Approval is also required by the holders of shares of Class A Common Stock and Class B Common Stock of Registrant, each voting as a separate class, with respect to the Agreement and agreements dated as of February 28, 1995 with the Registrant's controlling shareholders, Dr. and Mrs. Leon Riebman, which were filed with and described in Registrant's Form 8-K Current Report dated February 28, 1995.

Item 7.  Financial Statements and Exhibits

          (c)  Exhibits

2.1 Agreement and Plan of Reorganization among Registrant, Tracor, Inc. and Tracor AEL, Inc. dated as of October 2, 1995.

99.1 Joint Press Release dated October 2, 1995 issued by Tracor, Inc. and Registrant.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   AEL INDUSTRIES, INC.



Date:  October  18, 1995           By:  /s/George King

                                 EXHIBIT INDEX


Exhibit No.         Description


2.1                 Agreement and Plan of Reorganization
                    Among Registrant, Tracor, Inc. and
                    Tracor AEL, Inc. dated as of
                    October 2, 1995.


99.1                Joint Press Release dated October 2,
                    1995 issued by Tracor, Inc. and
                    Registrant.